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                               AMENDMENT NO. 4 TO
                                RIGHTS AGREEMENT


         This Amendment No. 4 to Rights Agreement (this "Amendment") is made effective as of the 8th day of March, 2001. This Amendment is an amendment to the Rights Agreement, dated as of April 16, 1991, as amended effective as of December 19, 1991, as amended effective as of February 7, 1995, and as amended effective as of May 29, 1995 (the "Rights Agreement"), between Luby's, Inc., a Delaware corporation (formerly known as Luby's Cafeterias, Inc. and referred to herein as the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

                                    RECITALS

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1. Amendments. From and after the effective date of this Amendment, the Rights Agreement shall be amended as follows:

         (a) The definition of "Acquiring Person" shall be amended to read in its entirety as follows:

         "Acquiring Person" means any person who, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan, or (iv) any Exempt Person (so long as such Person remains an Exempt Person). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock of the Company outstanding, increases the proportionate number of shares of Common Stock of the Company beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." If the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions, has become

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         such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions, then such person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement.

         (b) The definition of "Continuing Director" included in Section 1 of the Rights Agreement shall be deleted.

         (c) The definition of "Distribution Date" included in Section 1 of the Rights Agreement shall be amended to read in its entirety as follows:

         "Distribution Date" shall mean the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person organized appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan) of, or after the date of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which could result in any Person becoming the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock of the Company.

         (d) Section 1 of the Rights Agreement shall be amended to add the definition of "Exempt Person" as follows:

         "Exempt Person" shall mean Harris J. Pappas and Christopher J. Pappas, unless such Persons taken together with their Affiliates and Associates shall become the Beneficial Owner of any additional shares of Common Stock of the Company other than (i) the 1,343,800 shares (appropriately adjusted for any stock split, reverse stock split or Common Stock dividend) owned on December 31, 2000 (the "Original Shares"), (ii) shares issuable or issued upon conversion of, or in payment of interest on, up to $10 million aggregate principal amount of the Company's Convertible Subordinated Notes Due 2011 (the "Notes"), (iii) shares issuable or issued upon exercise of the employee stock options granted to such Persons on March 7, 2001 (the "Options"), and (iv) shares which do not exceed the "Maximum Additional Shares." "Maximum Additional Shares" shall equal (a) on or prior to March 15, 2002 (i) 925,000 shares (appropriately adjusted for any stock split, reverse stock split or Common Stock dividend occurring after March 8, 2001), plus (ii) a number of shares equal to 25% of any increase in the outstanding shares of Common Stock after March 8, 2001, excluding any increases resulting from (A) issuance of shares upon conversion of, or in payment



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         of interest on, the Notes, or upon exercise of any of the Options or
         (B) any stock split, reverse stock split or Common Stock dividend, plus
         (iii) a number of shares equal to the number of Original Shares sold (appropriately adjusted for any stock split, reverse stock split or Common Stock dividend after such sale) in "brokers' transactions" (as such term is defined in Rule 144 promulgated under the Securities Act) or in other transactions involving a widespread distribution of the shares sold, and (b) after March 15, 2002 (i) 1,730,700 shares (appropriately adjusted for any stock split, reverse stock split or Common Stock dividend occurring after March 8, 2001), plus (ii) a number of shares equal to 28% of any increase in the outstanding shares of Common Stock after March 8, 2001, excluding any increases resulting from (A) issuance of shares upon conversion of, or in payment of interest on, the Notes, or upon exercise of any of the Options or (B) any stock split, reverse stock split or Common Stock dividend, plus
         (iii) a number of shares equal to the number of Original Shares sold (appropriately adjusted for any stock split, reverse stock split or Common Stock dividends after such sale) in "brokers' transactions" or in other transactions involving a widespread distribution of the shares sold.

         (e) The definition of "Final Expiration Date" included in Section 1 of the Rights Agreement shall be amended to read in its entirety as follows:


         "Final Expiration Date" means the close of business on April 16, 2004."

         (f) Section 11 of the Rights Agreement shall be amended to delete from subparagraph (a)(iii) thereof the parenthetical phase "(or if at such time there is an Acquiring Person, a majority of the Continuing Directors)."

         (g) Section 23 of the Rights Agreement shall be amended to read in its entirety as follows:


                  Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the time any Person becomes an "Acquiring Person," redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Any such redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.


                  (b) Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights pursuant to paragraph (a) of this Section 23 (or, alternatively, if the Board of Directors qualified such redemption as to time, basis or conditions, then at such time, on such basis and with such conditions as the Board of Directors may have established pursuant to such paragraph (a)) and without further action and without any notice, the right to exercise the Rights will terminate and thereafter the only right of the holders of

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         Rights shall be to receive the Redemption Price for each Right so held.
         The Company shall promptly thereafter give notice of such redemption to the Rights Agent and the holders of the Rights in the manner set forth in Section 26; provided that the failure to give, or any defect in, such notice shall not affect the validity of such redemption. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.


                  (c) Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in Section 23 or 24, and other than in connection with the purchase, acquisition or redemption of shares of Common Stock prior to the Distribution Date.

         (h) Section 27 of the Rights Agreement shall be amended to read in its entirety as follows:

                  Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to cure any ambiguity, correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions hereof, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; and provided, further, that for so long as Harris J. Pappas and Christopher J. Pappas are "Exempt Persons" (as defined herein), the definitions of "Exempt Person" and "Acquiring Person" shall not be amended in any manner which would adversely affect the application of such terms to Harris J. Pappas or Christopher J. Pappas without their prior consent.

         (i) Exhibit A (Form of Right Certificate) and Exhibit B (Summary of Rights to Purchase Common Shares) to the Rights Agreement shall be amended to conform to the changes in the Rights Agreement made and effected pursuant to this Amendment.

         Section 2. Remainder of Agreement Not Affected. Except as set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

         Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

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         Section 4. Definitions, References.

         (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

         (b) On and after the effective date of this Amendment (i) all references in the Rights Agreement, including Exhibits A and B, to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment, and all prior amendments, and (ii) all references to "hereof," "hereunder," "herein," "hereby" and other similar references contained in the Rights Agreement as well as each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended.

         Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

                                  LUBY'S, INC.


                                  By: /s/ Robert T. Herres
                                     ---------------------
                                     Robert T. Herres
                                     Chairman of the Board



                                  AMERICAN STOCK TRANSFER & TRUST COMPANY


                                  By:   /s/ Herbert J. Lemmer
                                     ------------------------
                                     Name:  Herbert J. Lemmer
                                     Title: Vice President




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